EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-109896 and 333-113021) on Form S-3, (Nos. 333-108081, 333-119990, 333-123760, and 333-126006) on Form S-4, and (Nos. 333-02977, 333-16697, 333-59255, 333-49618, 333-49620, 333-88268, 333-111499, 333-121370, 333-121470, 333-124847, and 333-139691) on Form S-8 of YRC Worldwide Inc. and subsidiaries (formerly Yellow Roadway Corporation) of our reports dated March 1, 2007, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries as of December 31, 2006 and 2005, and the related statements of consolidated operations, cash flow, shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of YRC Worldwide Inc.

Our audit report dated March 1, 2007, on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries referred to above contains an explanatory paragraph stating that, as discussed in the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, and SFAS No. 123(R), Share-Based Payment, during the year ended December 31, 2006.

/s/ KPMG LLP

Kansas City, Missouri
March 1, 2007

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